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                                                        Exhibit 5

                                 [LETTERHEAD]


                               February 28, 1995

Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     Microsoft Corporation
                 Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Microsoft Corporation, a Washington corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") respecting the registration of 57,250 shares of common stock, par value $.00005, issuable by the Company upon the exercise of options to purchase such stock issued by the Company to certain form directors of SOFTIMAGE, Inc., a company incorporated under the laws of Quebec ("SOFTIMAGE") in connection with the acquisition of SOFTIMAGE by the Company.

         In connection with such registration, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that the shares of common stock being registered, when issued by the Company, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion in connection with the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement and related prospectus.

                                                   Very truly yours,

                                                   PRESTON GATES & ELLIS



                                                   By /s/ Richard B. Dodd
                                                      --------------------
                                                        Richard B. Dodd

RBD:krd